Exhibit 99.1

Marathon Petroleum Corporation Reports Third-Quarter 2013 Results

•	Reported adjusted earnings of $183 million

•	Delivered strong Pipeline Transportation and Speedway segment performance

•	Returned nearly $1.2 billion of capital to shareholders

•	Authorized additional $2 billion share repurchase

FINDLAY, Ohio, Oct. 31, 2013 – Marathon Petroleum Corporation (NYSE: MPC) today reported third-quarter earnings of $168 million, or $0.54 per diluted share, compared with $1.22 billion, or $3.59 per diluted share, in the third quarter of 2012. For the third quarter of 2013, earnings adjusted for special items were $183 million, or $0.59 per diluted share, compared with earnings adjusted for special items of $1.13 billion, or $3.31 per diluted share, for the third quarter of 2012.

	Three Months Ended September 30
(In millions, except per diluted share data)	2013	2012
Earnings(a)	$168	$1,224
Adjustments for special items (net of taxes):
Minnesota assets sale settlement gain	—	(117)
Pension settlement expenses	15	22

Earnings adjusted for special items(b)	$183	$1,129

Earnings per diluted share	$0.54	$3.59
Adjusted Earnings per diluted share	$0.59	$3.31
Weighted average shares – diluted	311	340
Revenues and other income	$26,274	$21,249

(a)	References to earnings refer to net income attributable to MPC. See “References to Earnings” note below.
(b)	Earnings adjusted for special items is a financial measure not in accordance with generally accepted accounting principles (GAAP) and should not be considered a substitute for earnings as determined in accordance with accounting principles generally accepted in the United States. See below for further discussion of earnings adjusted for special items.

“During the quarter, we returned nearly $1.2 billion of capital to our shareholders through a combination of dividends and share repurchases,” said MPC President and Chief Executive Officer Gary R. Heminger. “On Sept. 26, the MPC board of directors approved an additional $2 billion share repurchase authorization through September 2015. This underscores our ongoing commitment to returning capital to our shareholders on a sustained basis while making value-enhancing investments in the business.”

Heminger noted that since becoming a publicly traded company in June 2011, MPC has increased its dividend 110 percent and has repurchased nearly $3.7 billion, or 17 percent, of its shares. As of Sept. 30, the company had $2.3 billion remaining under its share repurchase authorizations.

MPC’s results were supported by consistent financial performance from its Pipeline Transportation segment and strong performance in the company’s Speedway retail segment. “Speedway’s excellent results reflect an increase in same-store sales, along with higher gasoline and distillate gross margins,” said Heminger. “We are investing in Speedway’s continued success through an expansion of growth opportunities. By adding new convenience stores in Pennsylvania and Tennessee, we have increased the number of states in which Speedway has operations from seven to nine.”

Heminger noted that during the third quarter, MPC and the refining industry as a whole faced lower crack spreads, narrower crude oil differentials, and backwardation in the crude oil market compared to the third quarter of 2012. Additionally, MPC experienced lower product price realizations compared to spot market reference prices, which the company believes was due in part to the relatively higher cost of renewable identification numbers. “We believe U.S. refiners will continue to benefit from the projected significant growth in North American oil and natural gas production, along with past refinery investments in clean fuels production that is bolstered by strong global demand for refined products,” Heminger said. “In addition to improved future market conditions for the domestic refining industry, we expect to benefit from investments in our midstream operations, including those in MPLX LP, which will increase earnings and cash flow for this growing component of our business.”

Segment Results

Total income from operations was $301 million in the third quarter of 2013, compared with $1.9 billion in the third quarter of 2012.

	Three Months Ended September 30
(In millions)	2013	2012
Income from Operations by Segment
Refining & Marketing	$227	$1,691
Speedway	102	76
Pipeline Transportation	54	52
Items not allocated to segments:
Corporate and other unallocated items	(59)	(74)
Minn. Assets sale settlement gain	—	183
Pension settlement expenses	(23)	(33)

Income from operations	$301	$1,895

Refining & Marketing

Refining & Marketing segment income from operations was $227 million in the third quarter of 2013, compared with $1.69 billion in the third quarter of 2012. The decrease was primarily due to a $10.57 per barrel reduction in the Refining & Marketing gross margin, which was $2.55 per barrel in the third quarter of 2013, compared with $13.12 per barrel in the third quarter of 2012. The main factors contributing to the decrease in the gross margin were narrower crude oil differentials, lower crack spreads and lower product price realizations compared to the spot market product prices used in the Light Louisiana Sweet (LLS) crack spread calculation.

In the third quarter of 2013, the sweet and sour crude oil differentials narrowed by $5.67 per barrel, or 46 percent, and the West Texas Intermediate/LLS crude oil differentials narrowed by $13.05 per barrel, or 76 percent, when compared to the third quarter of 2012. Regarding the lower crack spreads, the Chicago and U.S. Gulf Coast LLS 6-3-2-1 blended crack spread decreased to $6.52 per barrel in the third quarter of 2013 from $11.81 per barrel in the third quarter of 2012.

Refined product sales volume was 2.15 million barrels per day (bpd) in the third quarter of 2013, compared with 1.61 million bpd in the third quarter of 2012. Higher refinery throughputs and sales volumes, attributable in large part to the Galveston Bay refinery, which MPC acquired on Feb. 1, 2013, partially offset the impact of crude oil differentials and crack spreads.

	Three Months Ended September 30
(mbpd = thousands of barrels per day)	2013	2012
Key Refining & Marketing Statistics
Refinery throughputs (mbpd)
Crude oil refined	1,682	1,186
Other charge and blendstocks	195	159

Total	1,877	1,345
Refined product sales volume (mbpd)(a)	2,148	1,605
Refining & Marketing gross margin ($/barrel)(b)	$2.55	$13.12

(a)	Includes intersegment sales
(b)	Sales revenue less cost of refinery inputs, purchased products and refinery direct operating costs (including turnaround and major maintenance, depreciation and amortization, and other manufacturing expenses), divided by Refining & Marketing segment refined product sales volume.

Speedway

Speedway segment income from operations was $102 million in the third quarter of 2013, compared with $76 million in the third quarter of 2012. The $26 million increase was primarily the result of a higher gasoline and distillate gross margin and merchandise gross margin, partially offset by less income due to the absence of operating asset sales and higher operating expenses. Speedway gasoline and distillate gross margin per gallon averaged 14.04 cents in the third quarter of 2013, compared with 11 cents in the third quarter of 2012.

	Three Months Ended September 30
	2013	2012
Key Speedway Statistics
Convenience stores at period-end	1,471	1,463
Gasoline and distillate sales (millions of gallons)	803	779
Gasoline and distillate gross margin ($/gallon)(a)	$0.1404	$0.1100
Merchandise sales (in millions)	$843	$826
Merchandise gross margin (in millions)	$224	$217
Same store gasoline sales volume (period over period)	1.0%	(3.9%)
Same store merchandise sales excluding cigarettes (period over period)	5.6%	4.1%

(a)	The price paid by consumers less the cost of refined products, including transportation, consumer excise taxes and bankcard processing fees, divided by gasoline and distillate sales volume.

Pipeline Transportation

Pipeline Transportation segment income from operations was $54 million in the third quarter of 2013, compared with $52 million in the third quarter of 2012. The third-quarter 2013 segment income includes 100 percent of the operations of MPLX LP (NYSE: MPLX), a midstream master limited partnership formed by MPC in October 2012. The increase in segment income was primarily due to an increase in transportation revenue, partially offset by an increase in operating and depreciation expenses.

	Three Months Ended September 30
	2013	2012
Key Pipeline Transportation Statistics
Pipeline throughput (mbpd)(a)
Crude oil pipelines	1,317	1,136
Refined product pipelines	913	1,044

Total	2,230	2,180

(a)	On owned common-carrier pipelines, excluding equity method investments.

Corporate and Special Items

Corporate and other unallocated expenses of $59 million in the third quarter of 2013 were $15 million lower than in the third quarter of 2012. The decrease was primarily due to lower unallocated employee benefit and information technology expenses. During the third quarter of 2013, MPC recorded pretax pension settlement expenses of $23 million resulting from the level of employee lump sum retirement distributions occurring in 2013, compared with $33 million of pension settlement expenses in the third quarter of 2012.

During the third quarter of 2012, MPC recognized a pretax gain of $183 million resulting from the sale of most of the company’s Minnesota assets in 2010.

Strong Financial Position and Liquidity

On Sept. 30, 2013, the company had $2 billion in cash and cash equivalents, an unused $2.5 billion revolving credit agreement and a $1 billion unused trade receivables securitization facility. The company’s credit facilities and cash position should provide it with sufficient flexibility to meet its day-to-day operational needs and continue its balanced approach to investing in the business and returning capital to shareholders. As of Sept. 30, 2013, the company’s strong financial position was further reflected by its debt-to-total-capital ratio of 23 percent.

Conference Call

At 10 a.m. EDT today, MPC will hold a webcast and conference call to discuss the earnings release and provide an update on company operations. Interested parties may listen to the conference call on MPC’s website at http://www.marathonpetroleum.com by clicking on the “2013 Third-Quarter Financial Results” link. Replays of the conference call will be available on the company’s website through Thursday, Nov. 14. Financial information, including the earnings release and other investor-related material, will also be available online prior to the webcast and conference call at http://ir.marathonpetroleum.com in the Quarterly Investor Packet and Earnings Capsule.

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About Marathon Petroleum Corporation

MPC is the nation’s fourth-largest refiner, with a crude oil refining capacity of approximately 1.7 million barrels per calendar day in its seven-refinery system. Marathon brand gasoline is sold through approximately 5,100 independently owned retail outlets across 18 states. In addition, Speedway LLC, an MPC subsidiary, owns and operates the nation’s fourth-largest convenience store chain, with approximately 1,470 convenience stores in nine states. MPC also owns, leases or has ownership interests in approximately 8,300 miles of pipeline. Through subsidiaries, MPC owns the general partner of MPLX LP, a midstream master limited partnership. MPC’s fully integrated system provides operational flexibility to move crude oil, feedstocks and petroleum-related products efficiently through the company’s distribution network in the Midwest, Southeast and Gulf Coast regions. For additional information about the company, please visit our website at http://www.marathonpetroleum.com.

Investor Relations Contacts:

Pamela Beall (419) 429-5640

Beth Hunter (419) 421-2559

Geri Ewing (419) 421-2071

Media Contacts:

Angelia Graves (419) 421-2703

Brandon Daniels (419) 421-3127

References to Earnings

References to earnings mean net income attributable to MPC from the statements of income. Unless otherwise indicated, references to earnings, earnings adjusted for special items and earnings per share are MPC’s share after excluding amounts attributable to noncontrolling interests.

Non-GAAP Financial Information

In addition to earnings determined in accordance with GAAP, MPC has provided supplemental “earnings adjusted for special items,” a non-GAAP financial measure that facilitates comparisons to earnings forecasts prepared by stock analysts and other third parties. Such forecasts generally exclude the effects of items that are considered non-recurring, are difficult to predict or to measure in advance or that are not directly related to MPC’s ongoing operations. A reconciliation between GAAP earnings and “earnings adjusted for special items” is provided in a table on page 1 of this release. “Earnings adjusted for special items” should not be considered a substitute for earnings as reported in accordance with GAAP. We believe certain investors use “earnings adjusted for special items” to evaluate MPC’s financial performance between periods. Management also uses “earnings adjusted for special items” to compare MPC’s performance to certain competitors.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws. These forward-looking statements relate to, among other things, MPC’s expectations, estimates and projections concerning MPC business and operations. You can identify forward-looking statements by words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “project,” “could,” “may,” “should,” “would,” “will” or other similar expressions that convey the uncertainty of future events or outcomes. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond MPC’s control and are difficult to predict. Factors that could cause actual results to differ materially from those in the forward-looking statements include: volatility in and/or degradation of market and industry conditions; the availability and pricing of crude oil and other feedstocks; slower growth in domestic and Canadian crude supply; completion of pipeline capacity to areas outside the U.S. Midwest; consumer demand for refined products; transportation logistics; the reliability of processing units and other equipment; our ability to successfully implement growth opportunities; impacts from our repurchases of shares of MPC common stock under our share repurchase authorizations, including the timing and amounts of any common stock repurchases; state and federal environmental, economic, health and safety, energy and other policies and regulations, including the cost of compliance with the Renewable Fuel Standard; other risk factors inherent to our industry; and the factors set forth under the heading “Risk Factors” in MPC’s Annual Report on Form 10-K for the year ended Dec. 31, 2012, filed with the Securities and Exchange Commission (SEC). In addition, the forward-looking statements included herein could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed here or in MPC’s Form 10-K could also have material adverse effects on forward-looking statements. Copies of MPC’s Form 10-K are available on the SEC website, MPC’s website at http://ir.marathonpetroleum.com or by contacting MPC’s Investor Relations office.

Consolidated Statements of Income (Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
(In millions, except per-share data)	2013	2012	2013	2012
Revenues and other income:
Sales and other operating revenues (including consumer excise taxes)	$26,253	$21,047	$75,256	$61,551
Sales to related parties	3	2	7	6
Income from equity method investments	9	7	16	18
Net gain on disposal of assets	1	175	3	178
Other income	8	18	40	28

Total revenues and other income	26,274	21,249	75,322	61,781
Costs and expenses:
Cost of revenues (excludes items below)	23,553	17,202	65,907	51,323
Purchases from related parties	103	84	254	204
Consumer excise taxes	1,631	1,463	4,685	4,271
Depreciation and amortization	299	246	888	712
Selling, general and administrative expenses	305	293	912	909
Other taxes	82	66	259	204

Total costs and expenses	25,973	19,354	72,905	57,623

Income from operations	301	1,895	2,417	4,158
Net interest and other financial income (costs)	(47)	(25)	(140)	(64)

Income before income taxes	254	1,870	2,277	4,094
Provision for income taxes	81	646	775	1,460

Net income	173	1,224	1,502	2,634
Less: Net income attributable to noncontrolling interests	5	—	16	—

Net income attributable to MPC	$168	$1,224	$1,486	$2,634

Per-share data
Basic:
Net income attributable to MPC per share	$0.54	$3.61	$4.63	$7.69
Weighted average shares(a)	309	338	321	342
Diluted:
Net income attributable to MPC per share	$0.54	$3.59	$4.60	$7.65
Weighted average shares(a)	311	340	323	344
Dividends paid	$0.42	$0.35	$1.12	$0.85

(a)	The number of weighted average shares for the periods ended September 30, 2013, reflects the impact of our share repurchases.

Supplemental Statistics (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
(In millions)	2013	2012	2013	2012
Income from Operations by Segment
Refining & Marketing	$227	$1,691	$2,235	$3,959
Speedway	102	76	292	233
Pipeline Transportation	54	52	163	144
Items not allocated to segments:
Corporate and other unallocated items	(59)	(74)	(190)	(245)
Minn. assets sale settlement gain	—	183	—	183
Pension settlement expenses	(23)	(33)	(83)	(116)

Income from operations	301	1,895	2,417	4,158
Net interest and other financial income (costs)	(47)	(25)	(140)	(64)

Income before income taxes	254	1,870	2,277	4,094
Income tax provision	81	646	775	1,460

Net income	173	1,224	1,502	2,634
Less: Net income attributable to noncontrolling interests	5	—	16	—

Net income attributable to MPC	$168	$1,224	$1,486	$2,634

Capital Expenditures and Investments(a)
Refining & Marketing	$243	$182	$1,797	$513
Speedway(b)	65	59	177	257
Pipeline Transportation	42	71	173	169
Corporate and Other(c)	61	48	121	142

Total	$411	$360	$2,268	$1,081

(a)	The nine months ended September 30, 2013, includes $1.36 billion for the acquisition of the Galveston Bay refinery and related assets, comprised of total consideration, excluding inventory, of $1.15 billion plus assumed liabilities of $210 million. The total consideration amount of $1.15 billion includes the base purchase price and a fair-value estimate of $600 million for the contingent consideration.
(b)	Includes Speedway’s acquisitions of convenience stores.
(c)	Includes capitalized interest.

Supplemental Statistics (Unaudited) (continued)

	Three Months Ended September 30		Nine Months Ended September 30
	2013	2012	2013	2012
MPC Consolidated Refined Product Sales Volumes (thousands of barrels per day (mbpd))(a)(b)	2,155	1,622	2,063	1,590
Refining & Marketing (R&M) Operating Statistics(b)
Refinery throughputs (mbpd):
Crude oil refined	1,682	1,186	1,603	1,180
Other charge and blendstocks	195	159	202	155

Total	1,877	1,345	1,805	1,335
Crude oil capacity utilization (percent)(c)	99	99	97	99
Refined product yields (mbpd):
Gasoline	938	728	917	723
Distillates	578	439	570	420
Propane	39	25	37	25
Feedstocks and special products	259	95	227	109
Heavy fuel oil	31	21	31	18
Asphalt	70	67	57	64

Total	1,915	1,375	1,839	1,359
R&M refined product sales volumes (mbpd)(d)	2,148	1,605	2,052	1,569
R&M gross margin ($/barrel)(e)	$2.55	$13.12	$5.42	$10.92
Refinery direct operating costs in R&M gross margin ($/barrel)(f):
Turnaround and major maintenance	$0.96	$1.18	$0.94	$1.04
Depreciation and amortization	1.27	1.44	1.32	1.40
Other manufacturing(g)	4.10	3.16	4.00	3.13

Total	$6.33	$5.78	$6.26	$5.57
Speedway Operating Statistics
Convenience stores at period end	1,471	1,463
Gasoline and distillate sales (millions of gallons)	803	779	2,329	2,241
Gasoline and distillate gross margin ($/gallon)(h)	$0.1404	$0.1100	$0.1483	$0.1281
Merchandise sales (in millions)	$843	$826	$2,360	$2,297
Merchandise gross margin (in millions)	$224	$217	$620	$599
Same store gasoline sales volume (period over period)	1.0%	(3.9%)	0.6%	(1.1%)
Same store merchandise sales excluding cigarettes (period over period)	5.6%	4.1%	3.8%	8.0%
Pipeline Transportation Operating Statistics
Pipeline throughput (mbpd)(i):
Crude oil pipelines	1,317	1,136	1,308	1,150
Refined product pipelines	913	1,044	930	972

Total	2,230	2,180	2,238	2,122

(a)	Total average daily volumes of refined product sales to wholesale, branded and retail (Speedway segment) customers.
(b)	Includes the impact of the Galveston Bay refinery and related assets beginning on the Feb.1, 2013, acquisition date.
(c)	Based on calendar day capacity, which is an annual average that includes down time for planned maintenance and other normal operating activities.
(d)	Includes intersegment sales.
(e)	Sales revenue less cost of refinery inputs, purchased products and refinery direct operating costs (including turnaround and major maintenance, depreciation and amortization, and other manufacturing expenses), divided by Refining & Marketing segment refined product sales volume.
(f)	Per barrel of total refinery throughputs.
(g)	Includes utilities, labor, routine maintenance and other operating costs.
(h)	The price paid by consumers less the cost of refined products, including transportation, consumer excise taxes and bankcard processing fees, divided by gasoline and distillate sales volume.
(i)	On owned common-carrier pipelines, excluding equity method investments.

Segment Earnings Before Interest, Taxes, Depreciation & Amortization (Segment EBITDA) (Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
(In millions)	2013	2012	2013	2012
Segment EBITDA(a)
Refining & Marketing	$473	$1,889	$2,969	$4,533
Speedway	131	105	375	317
Pipeline Transportation	73	65	218	181

Total Segment EBITDA(a)	677	2,059	3,562	5,031
Total segment depreciation & amortization	(294)	(240)	(872)	(695)
Items not allocated to segments	(82)	76	(273)	(178)

Income from operations	301	1,895	2,417	4,158
Net interest and other financial income (costs)	(47)	(25)	(140)	(64)

Income before income taxes	254	1,870	2,277	4,094
Income tax provision	81	646	775	1,460

Net income	173	1,224	1,502	2,634
Less: Net income attributable to noncontrolling interests	5	—	16	—

Net income attributable to MPC	$168	$1,224	$1,486	$2,634

(a)	Segment EBITDA represents segment earnings before interest and financing costs, interest income, income taxes and depreciation and amortization expense. Segment EBITDA is used by some investors and analysts to analyze and compare companies on the basis of operating performance. Segment EBITDA should not be considered as an alternative to net income attributable to MPC, income before income taxes, cash flows from operating activities or any other measure of financial performance presented in accordance with accounting principles generally accepted in the United States. Segment EBITDA may not be comparable to similarly titled measures used by other entities.

Select Financial Data (Unaudited)

(Dollars in millions)	September 30 2013	June 30 2013
Cash and cash equivalents	$2,018	$3,069
Total debt(a)	3,403	3,410
Equity	11,264	12,197
Debt-to-total-capital ratio (percent)	23	22

Cash provided by (used in) operations (quarter ended)	$407	$(436)

(a)	Includes long-term debt due within one year.